Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Celanese Corporation of our report dated June 20, 2022, relating to the financial statements of the Mobility & Materials Businesses of DuPont de Nemours, Inc., which appears in Celanese Corporation's Current Report on Form 8-K dated June 27, 2022.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 10, 2023